Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

November 15, 2022

Booking Holdings Inc.

€750,000,000 4.000% Senior Notes due 2026
€750,000,000 4.250% Senior Notes due 2029
€1,000,000,000 4.500% Senior Notes due 2031
€1,000,000,000 4.750% Senior Notes due 2034

Ladies and Gentlemen:

We have acted as counsel for Booking Holdings Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-242118) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the Prospectus Supplement, dated November 8, 2022 (the “Prospectus Supplement”), of the Company filed with the Commission and relating to the issuance and sale by the Company of €750,000,000 aggregate principal amount of the Company’s 4.000% Senior Notes due 2026 (the “2026 Notes”), €750,000,000 aggregate principal amount of the Company’s 4.250% Senior Notes due 2029 (the “2029 Notes”), €1,000,000,000 aggregate principal amount of the Company’s 4.500% Senior Notes due 2031 (the “2031 Notes”) and €1,000,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes due 2034 (the “2034 Notes” and, together with the 2026 Notes, the 2029 Notes and the 2031 Notes, the “Notes”) to be issued pursuant to the Indenture dated as of August 8, 2017 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), in accordance with the Underwriting Agreement, dated November 8, 2022 (the “Underwriting Agreement”), among BNP Paribas, Deutsche Bank AG, London Branch, Goldman Sachs & Co. LLC, J.P. Morgan Securities plc and Merrill Lynch International, as Representatives of the several Underwriters listed in Schedule II thereto (the “Underwriters”), and the Company.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company and the Certificate of Amendment thereto; (b) the Amended and Restated By-laws of the Company; (c) resolutions adopted by the Board of Directors of the Company on October 20, 2022 and by the pricing committee of the Board of Directors of the Company on November 7, 2022; (d) the Registration Statement; (e) the Base Indenture; (f) the Officers’ Certificates of the Company pursuant to the Base Indenture dated as of November 15, 2022 (together with the Base Indenture, the “Indenture”); and (g) the forms of Notes. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

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In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, (a) the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies and (b) that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee.

Based on the foregoing and subject to the qualifications set forth herein, and subject to compliance with applicable state securities laws, we are of opinion that the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, and assuming due authentication of the Notes by the Trustee, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 15, 2022, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Notes” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

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Booking Holdings Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

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